SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) April 29, 2004

Wells Real Estate Fund VI, L.P.

(Exact Name of Registrant as Specified in Charter)

Georgia	0-23656	58-2022628
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6200 The Corners Parkway, Norcross, Georgia 30092-3365

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code (770) 449-7800

(Former Name or Former Address, if Changed Since Last Report)

Item 2. Sale of Assets

Stockbridge Village II

On April 29, 2004, Fund V and Fund VI Associates (“Fund V and VI Associates”), a joint venture between Wells Real Estate Fund V, L.P. and Wells Real Estate Fund VI, L.P. (the “Registrant”), sold two retail buildings containing approximately 15,800 aggregate rentable square feet located in Clayton County, Georgia (“Stockbridge Village II”) for approximately $2.7 million.

The Registrant holds approximately 53.6% of the equity in Fund V and VI Associates. The net sales proceeds allocable to the Registrant as a result of the sale of Stockbridge Village II were approximately $1.5 million, and the Registrant expects to recognize a gain of approximately $0.2 million from the transaction.

Stockbridge Village III

On April 29, 2004, Fund VI and Fund VII Associates (“Fund VI and VII Associates”), a joint venture between the Registrant and Wells Real Estate Fund VII, L.P., sold two multi-use buildings containing approximately 18,200 aggregate rentable square feet located in Clayton County, Georgia (“Stockbridge Village III”) for approximately $2.9 million.

The Registrant holds approximately 44.8% of the equity in Fund VI and VII Associates. The net sales proceeds allocable to the Registrant as a result of the sale of Stockbridge Village III were approximately $1.3 million, and the Registrant expects to recognize a gain of approximately $0.2 million from the transaction.

Stockbridge Village I Expansion

On April 29, 2004, Fund VI and VII Associates sold a multi-tenant shopping center containing approximately 29,200 rentable square feet located in Clayton County, Georgia (the “Stockbridge Village I Expansion”) for approximately $4.2 million.

The net sales proceeds allocable to the Registrant as a result of the sale of the Stockbridge Village I Expansion were approximately $1.9 million, and the Registrant expects to recognize a gain of approximately $0.8 million from the transaction.

Item 7. Financial Statements and Exhibits

(b) Pro Forma Financial Information. Since it is impracticable for the Registrant to provide the required pro forma financial statements at the time of this filing, the Registrant confirms that it intends to file the required financial statements on or before July 9, 2004, by amendment to this Form 8-K, which date is within the 60-day period allowed to file such an amendment.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

WELLS REAL ESTATE FUND VI, L.P.
(Registrant)

By:	WELLS PARTNERS, L.P.
General Partner

	By:	Wells Capital, Inc.
General Partner

		By:	/s/ Leo F. Wells, III
Leo F. Wells, III
President

By:	/s/ Leo F. Wells, III
LEO F. WELLS, III
General Partner

Date: May 10, 2004

3